Exhibit 10.1

ANDA SALE AND ASSIGNMENT AGREEMENT FOR ANDA’s listed on Exhibit “A” dated as of August 12, 2005 (this “Agreement”), by and between AMERICAN ANTIBIOTICS, LLC., a Florida Limited Liability Company formed by GEOPHARMA, INC. having its principal place of business at 6950 Bryan Dairy Road, Largo, Florida 33777 (“Buyer”), and CONSOLIDATED PHARMACEUTICAL GROUP, INC., a corporation organized under the laws of Maryland having its principal place of business at 6110 Robinwood Road, Baltimore, Maryland 21225 (“Seller”).

BACKGROUND

Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest to its ANDAs and certain equipment, as is as outlined in Exhibit A and Exhibit B, all on the terms and subject to the conditions set forth herein.

In consideration of the mutual promises, covenants, representations, warranties and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I, whenever used herein shall have the following meanings:

1.1 “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with another Person. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

1.2 “Agreement” shall mean this agreement between Seller and Buyer.

1.3 “ANDA” shall mean an abbreviated new drug application filed with the FDA covering a Product.

1.4 “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

1.5 “Buyer Claimant” shall have the meaning set forth in the Section 7.1 of this Agreement.

1.6 “Encumbrance” shall mean any lien, encumbrance, option, right of first refusal or security interest of any kind whatsoever.

1.7 “Excluded Liabilities” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.8 “FDA” shall mean the United States Food and Drug Administration.

1.9 “Included Assets” shall mean all of Seller’s right, title and interest in, to and under all Included Books and Records, Included Intellectual Property, Included Authorizations, including without limitation those assets identified on Exhibit A and Exhibit B hereto.

1.10 “Included Authorizations” shall mean Seller’s ANDA per Exhibit A all supplements and amendments thereto, including all pending or in-process registrations, supplements and amendments related to the Products, including without limitation those documents identified on Exhibit A.

1.11 “Included Books and Records” shall mean copies, if any, only to the extent specifically related to the Products, of all annual reports and adverse event reports related to the ANDAs, correspondence with the FDA, exception reports and investigations, specification for raw materials and FDA communication thereon, communication relating to packaging with any of the FDA, vendors or suppliers, master batch records and batch records for released batches, samples (except that Seller shall be entitled to hold such representative portions of the samples as is required by law), stability and special study data, analytical methods and validation, process validation and complaints files, new or improved manufacturing process documentation, validations documents, lab notebooks and technical data files (upon request for such notebooks and files by Buyer) and field alert reports, related to the Products, including without limitation those books and records identified on Schedule 1.13 hereto.

1.12 “Included Intellectual Property” shall mean all know-how, information, including without limitation any scientific, pharmaceutical or technical information, substances, techniques, processes, systems, designs, expertise, screens, models, methods, assays, screenings, patents, inventions (whether patented, patentable or not), discoveries, trade secrets, together with all experience, data, formulas, procedures and results, and including all biological, chemical, pharmacological, toxicological, clinical, analytical, assay, quality control, and manufacturing data and technology and any improvements, modifications and/or alternations made thereto, relating to the Products, including without limitation those identified on Exhibit A hereto.

1.13 “Indemnitee” and “Indemnitor” shall have the meanings set forth in Section 7.3(a) of this Agreement.

1.14 “Leases” shall have the meaning set forth in Section 7.1 of this Agreement.

1.15 “Person” shall mean any natural person, corporation, limited or limited liability partnership, general partnership, joint venture, association, joint-stock company, limited liability company, company, trust, bank, trust company, land trust, business trust or other organization whether or not a legal entity, and any governmental unit or agency or political subdivision thereof.

1.16 “Equipment” means all equipment all ready installed in the facilities, as is.

1.17 “Transfer Date” shall mean, with respect to each ANDA related to a Product, the date that the FDA accepts and records the transfer of the ANDA related to such Product by Seller to Buyer.

ARTICLE II

SALE AND PURCHASE OF THE INCLUDED ASSETS

2.1 Purchase of the Included Assets.

(a) Upon the terms and subjects to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, effective as of the date hereof, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of the Included Assets, free and clear of Encumbrances.

2.2 Purchase Price. In consideration for the sale and assignments of the Included Assets outlined in Exhibit A and Exhibit B; Buyer shall pay to Seller a purchase price of $3,000,000 payable (I) $500,000 in cashier’s check at the signing of this agreement and (II) $2,500,000 in a note, payable to the Seller (Seller’s Note) payable to the Buyer under the following terms:

(1) Terms: 3 years

(2) Three equal installments, with first installment due 12 months from the date of signing this letter.

(3) Interest 5% payable annually with the principle.

2.3 Notifications and Consents. Simultaneously herewith, the Seller is delivering to Seller executed assignments of the ANDAs together with written notification to the FDA of the immediate transfer of rights to the ANDAs to Buyer. Buyer and Seller shall use all reasonable efforts to obtain all consents, approvals and waivers from, and give all notices to, and make all declarations, filings and registrations with, any governmental and regulatory agencies that are required to consummate the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with one another and supply such commercially reasonable assistance as may be reasonably requested by each in connection with the foregoing. Until the Transfer Date, Seller shall maintain (at Seller’s sole cost and expense) all existing governmental authorizations, including ANDAs with respect to the Products. Seller further, agrees that from the date hereof until such time as the ANDAs are transferred to Buyer, Seller shall make no amendments or supplements to the ANDAs without the prior written consent of Buyer, not to be unreasonably withheld, and keep Buyer fully apprised of all matters relating to the maintenance of the ANDAs.

2.4 Adverse Events. Seller and Buyer each agree to notify the other within five (5) days of any serious and unexpected adverse reactions reported to either of them resulting from the use of the Products (whether inside or outside of the Territory). Seller and Buyer shall each notify the other promptly of any other complains or adverse reactions from third parties reported to either of them resulting from use of the Products sold under the Seller’s label. Buyer assumes the responsibility to notify FDA of any and all ADER after the term is completed.

2.5 Further Assistance. Seller shall provide, at Seller’s cost and expense, commercially reasonable assistance, including without limitation, technology transfer assistance, requested by Buyer in connection with the coamoxyclav formulation and technology to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization. Seller is a corporation duly organized, under the laws of the jurisdiction in which it was formed, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3 No Breach. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will: (a) result in the creation of, or give any party the right to create, any Encumbrance upon the Included Assets; (b) to its knowledge, conflict with, violate, result in breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority applicable to Seller.

3.4 Assets.

(a) Seller has good and freely transferable title to Included Asset per Exhibit A & Exhibit B, free and clear of all Encumbrances, and, has the complete and unrestricted power and right to sell and transfer the Included Assets to Buyer in accordance with the terms hereof.

(b) The Included Assets represent all of Seller’s contracts, licenses, permits, approvals, authorizations, registrations, rights to registrations, pending or in-process registrations and qualifications (including the ANDAs and supplements and amendments thereto), issued by any federal, state, local or governmental authority, United States and foreign patents and pending patent applications, unpatented inventions, trademarks, service marks, trade names, know-how, formulae and manufacturing technology, and Included Books and Records, of or for the Products, other than the Excluded Assets.

(c) Seller has not transferred, sold, assigned, licensed or given any rights, title or interest to the Included Assets to any third party in the territory.

3.5 Litigation. There is presently no litigation pending or to its best knowledge threatened against Seller, relating to any of the Products or the Included Assets.

3.6 No Breach. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein will: (i) violate any provision of the organizational documents of Seller; (ii) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any material agreement or other instrument to which Seller is a party or by Seller or any of its assets are subject or bound; (iii) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority applicable to Seller; (iv) conflict with or violate any material statute, law or regulation applicable to Seller’s business; and (v) no event has occurred or with the passage of time or the giving of notice will occur which would prevent Seller from obtaining any authorization, consent, approval or waives from any federal or state governmental or regulatory authority required in connection with the manufacture, distribution, export or sale of the Products in or to the Territory.

3.7 Regulatory Matters.

(a) No individual involved in the preparation or submission of any ANDA or, supplement or amendment for either product, or in the generation of data utilized in any such submission, has been debarred, or is subject to debarment, by any U.S. federal agency.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Qualification. Buyer is a corporation duly organized, under the laws of the jurisdiction in which it was formed, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

4.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable it in accordance with its terms.

4.3 No Breach. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated herein will: (i) violate any provision of the Certificate of Incorporation or By-laws of Buyer, (ii) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any material agreement or other instrument to which Buyer is a party or by Buyer or any of its assets are subject or bound; (iii) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority applicable to Buyer; (iv) conflict with or violate any material statute, law or regulation applicable to Buyer’s business; and (v) no event has occurred or with the passage of time or the giving of notice will occur which would prevent Buyer from obtaining any authorization, consent, approval or waiver from any federal or state governmental or regulatory authority required in connection with the manufacture or sale of the Products in the Territory.

4.4 Buyer takes full responsibility for post-marketing reporting of adverse drug experiences in accordance with 21 CFR 314.80.

ARTICLE IV

INDEMNIFICATION

7.1 Indemnification by Seller. Seller shall indemnify and hold Buyer and its Affiliates, and their respective directors, officers, employees, agents and representatives and all of their successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs damages or expenses whatsoever (including any reasonable attorneys’ fees) (collectively, “Losses”) asserted against, imposed upon or incurred by the Buyer Claimants resulting from or arising out of (a) any breach of any representation or warranty of Seller contained herein; (b) any breach of any covenant or obligation of Seller contained herein; (c) any claim, indebtedness, liability or obligation to third parties resulting from or arising out of Seller’s ownership of the Included Assets prior to the Transfer Date; and (d) any claim related to the Excluded Liabilities.

7.2 Indemnification by Buyer. Buyer shall indemnify and save Seller and its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively “Seller Claimants” and individually a “Seller Claimant”) harmless from and defend each of them from and against any and all Losses asserted against, imposed upon or incurred by the Seller Claimants resulting from or arising out of (a) any breach of any representation or warranty of Buyer contained herein; (b) any breach of any covenant or obligation of Buyer contained herein; (c) any claim, indebtedness, liability or obligation to third parties resulting from or arising out of Buyer’s ownership of the Included Assets.

7.3 Limitations.

(a) IN NO EVENT SHALL EITHER PARTY HERETO BE RESPONSIBLE OR LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY KIND (WHETHER ARISING UNDER CONTRACT, TORT, OR OTHERWISE) INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

The indemnification rights of the parties under this Agreement are the sole and exclusive rights and remedies of the parties hereunder for money damages.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement. All transfer taxes applicable to the conveyance and transfer from Seller to Buyer of the Included Assets and any other transfer or documentary taxes or any filing or recording fees applicable to such conveyance shall be paid by the party upon whom primary burden for payment is placed by applicable law. Each party shall use reasonable efforts to avail itself of any available exemptions from any such taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.

8.2 Amendment. This Agreement may not be terminated, amended, altered or supplemented except by a written agreement executed by the parties hereto.

8.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto, the instruments and other documents delivered pursuant to this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersede all prior agreements and understandings of any kind between the parties respecting such subject matter.

8.4 Further Assurances. Buyer and Seller shall, and shall, if applicable, cause their respective Affiliates to, at the request of the other, execute and deliver such other instruments of conveyance and transfer and assumption and take such other action as may be reasonably requested so as to consummate the transactions contemplated hereby of otherwise to consummate the intent of this Agreement.

8.5 Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any Person shall be in writing, and any such communication shall become effective five business days after being deposited in the mail, certified or registered, with appropriate postage prepaid for first class mail, or, if delivered by hand or courier service, when received (if received during normal business hours on a business day, or if not, then on the next business day), and shall be directed to the following address:

If to Buyer:
AMERICAN ANTIBIOTICS, LLC 6950 Bryan Dairy Road Largo, Florida 33777 USA Attention: Dr. Kotha Sekharam, Ph. D., President

or to such other address as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same documents.

8.6 Governing Law and Arbitration. This agreement and all issues arising hereunder or relating hereto, including, without limitation, its construction, validity, breach, and damages for breach shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to its conflict of laws principles). Any action, cause of action, or dispute arising under or relating to this agreement shall be brought only in the courts of the state of Maryland or the federal court of the United States and each of the Parties expressly consents to personal jurisdiction in the State of Maryland with respect to such action, cause of action, or dispute.

8.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.8 Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties to such instrument waive any provision of law that renders any provision thereof prohibited or unenforceable in any respect.

8.9 Headings. The headings contained in this Agreement (including the exhibits and schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 No Agency. Neither party hereto shall be deemed hereunder to be an agent of, or partner or joint venture with, the other party hereto.

8.11 Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

8.12 Exhibits and Schedules. All exhibits and schedules which are attached to this Agreement are hereby incorporated in this Agreement as though fully set forth at the respective points indicated in this Agreement. Inclusion of information in the schedules shall not be construed as an admission that such information is material to the business. When a reference is made in this Agreement to a specific schedule, such reference shall be deemed to include, to the extent applicable, all other schedules, to the extent the disclosure on that schedule provides full and fair notice of the matter disclosed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN ANTIBIOTICS, LLC

By:	/s/ Jugal K. Taneja
Jugal K. Taneja, Managing Member

CONSOLIDATED PHARMACEUTICALS GROUP, INC.

By:	/s/ M.T. Turgut
M.T. Turgut